NON-TANDEM STOCK APPRECIATION RIGHTS AGREEMENT
PURSUANT TO THE
MAIDENFORM BRANDS, INC.
2005 STOCK INCENTIVE PLAN

AGREEMENT (“Agreement”), dated as of the ___ day of ______, 2009 by and between Maidenform Brands, Inc. (the “Company”) and __________ (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Maidenform Brands, Inc. 2005 Stock Incentive Plan (the “Plan”), a copy of which has been delivered to the Participant, which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”);

WHEREAS, pursuant to Section 7.3 of the Plan, the Committee may grant awards of Non-Tandem Stock Appreciation Rights in respect of shares of its common stock, par value $0.01 per share (“Common Stock” or the “Shares”) in the amount set forth below;

WHEREAS, the Participant is an Eligible Employee under the Plan; and

WHEREAS, on _____________, 2009 (the “Grant Date”) the Committee authorized the grant to the Participant of Non-Tandem Stock Appreciation Rights (“SARs”) set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Grant of Non-Tandem Stock Appreciation Rights.  Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted _____ Non-Tandem Stock Appreciation Rights (“SARs”) entitling the Participant to receive, for each SAR exercised, a number of Shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over $_______, which amount shall be no less than the Fair Market Value on the Grant Date.

2.           Exercise.  (a)  The SARs shall vest and become exercisable in equal annual installments (which shall be cumulative) on each of the first four anniversaries of the Grant Date (i.e., one quarter per year), provided that the Participant has not incurred a Termination of Employment prior to the applicable vesting date.

(b)           The SARs will become fully vested upon a Change in Control, if the Participant remains employed or is otherwise performing services for the Company at the time of the Change in Control or had an involuntarily Termination by the Company without Cause at any time during the 30 day period before the Change in Control.

(c)           To the extent that the SARs have become vested and exercisable with respect to a number of Shares of Common Stock as provided herein, the SARs may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the term of the SAR by the filing of any written form of exercise notice as may be required by the Committee.  Upon expiration of the SARs, the SARs shall be canceled and no longer exercisable.  There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the applicable vesting date.

(d)  The provisions of Section 7.4(b) of the Plan regarding Detrimental Activity shall apply to the SARs, and such provisions are incorporated herein by reference.

3.           Term.  The term of each SAR shall be 7 years after the Grant Date, subject to earlier termination in the event of the Participant’s Termination as specified in Section 4 below.

4.           Termination.

(a)      If the Participant’s Termination is by reason of death, Disability or Retirement, the SARs, to the extent vested and exercisable at the time of the Participant’s Termination, shall remain exercisable by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the term set forth in Section 3 above; provided, however, that in the case of Disability or Retirement,  if the Participant dies within such exercise period, all unexercised SARs held by such Participant shall thereafter be exercisable, to the extent they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the term set forth in Section 3 above.

(b)      If a Participant’s Termination is voluntary (but is not a termination described in Section 4(c)), or is an involuntary Termination by the Company without Cause, all SARs that are held by such Participant that are vested and exercisable at the time of such Termination may be exercised by the Participant at any time with a period of 60 days from the date of such Termination, but in no event beyond the expiration of the term set forth in Section 3 above.

(c)      In the event of the Participant’s Termination for Cause or the Participant’s voluntary Termination after an event that would be grounds for a Termination for Cause, the Participant’s entire SARs (whether or not vested) shall terminate and expire upon such Termination.

(d)      Any portion of the SARs that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5.           Withholding.  The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, prior to the issuance or delivery of any Shares of Common Stock, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time.  In the absence of such arrangements, any statutorily required withholding obligation may, as determined at the sole discretion of the Committee, be satisfied by delivery to the Company of Shares of Common Stock issuable under this Agreement, valued at Fair Market Value as of the date of such withholding obligation, equal to the statutorily required withholding obligation.

6.           Restriction on Transfer of SARs.  The SARs are not transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant’s guardian or legal representative.  In addition, the SARs shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the SARs shall not be subject to execution, attachment or similar process.  Upon any other attempt to transfer, assign, negotiate, pledge or hypothecate the SARs, or in the event of any levy upon the SARs by reason of any execution, attachment or similar process contrary to the provisions hereof, the SARs shall immediately become null and void.

7.           Rights as a Stockholder.  The Participant shall have no rights as a stockholder with respect to any Shares covered by any SARs unless and until the Participant has become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

8.           Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.  Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

9.           No Modification or Waiver.  Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10.           Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Maidenform Brands, Inc.
485F US Hwy 1 South
Iselin, NJ 08830
Attention: General Counsel

If to the Participant, to the address on file with the Company.

11.           No Obligation to Continue Employment.  This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliate will employ or retain, or continue to employ or retain the Participant for any specific time period, nor does it modify in any respect the Company or the its Affiliate’s right to terminate or modify the Participant’s employment or compensation.

12.           Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

13.           Securities Representations.  The grant of the SARs and issuance of Shares upon exercise of the SARs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  As a condition to the exercise of the SARs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

(a)   He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), currently or at the time he or she desires to sell the Shares acquired upon exercise of the SARs, and in this connection the Company is relying in part on his or her representations set forth in this section.

(b)   If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(c)   If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

14.           Miscellaneous.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(a)           This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(b)           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(c)           The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MAIDENFORM BRANDS, INC.

Date:	By:
Authorized Officer

Date:
Participant